Certain information has been excluded from this exhibit because it is both (i) not material, and (ii) the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.
CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (“Agreement”) is made and entered into by and between SentinelOne, Inc., a Delaware corporation with offices at 444 Castro St., Suite 400, Mountain View, CA 94041 and/or any of its subsidiaries (the “Company” or “SentinelOne”), and Nicholas Warner (“Consultant”) (each of Company and Consultant, a “Party” and together, “Parties”). The Company retains Consultant as of the last date near the Parties signatures below (“Effective Date”) to perform the Services described on one or more Statements of Work (“SOW”) attached as exhibits hereto from time to time (containing, at a minimum, the information detailed in the template SOW attached herein and marked Exhibit A and executed in each case by both Parties), and Consultant is willing to perform such Services on terms set forth more fully below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services.
a.Services. Consultant agrees to provide to the Company the services as may be specified in one or more SOWs or specific requests from Company executives (the “Services”) in accordance with and subject to the terms and conditions of this Agreement. At all times during the term of this Agreement, Consultant shall be responsible for coordinating Consultant’s performance of the Services and maintaining a liaison with the Company contact person named in the applicable SOW, or such other person as the Company may designate from time to time in writing.
b.The Company will review the Services from time to time as to form, accuracy, performance and/or completeness, as deemed necessary by the Company in its reasonable discretion. In the event that the Company at any time determines that Consultant’s performance does not conform with its requirements or this Agreement, it may, at its option, require Consultant to correct or improve such Services by explaining to Consultant the nature of nonconformity in Consultant’s performance. Thereafter Consultant will work diligently to correct any defects and/or deficiencies within a reasonable time.
c.Consultant expressly acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created under this Agreement. Nothing in this Agreement shall in any way be construed to constitute Consultant as a representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor.
d.[Intentionally omitted]
2.Consideration
a.Timesheets. [Intentionally omitted]
b.Invoices. [Intentionally omitted]
c.Expenses. Unless otherwise stated herein, Consultant acknowledges and agrees that Consultant is solely responsible for the payment of all ordinary and necessary expenses associated with Consultant’s performance of the Services hereunder. If Services requested by the Company require business travel, the Company will reimburse Consultant for reasonable travel and incidental expenses, including lodging and local transportation, which will include business class travel, as consistent with the Company’s current policies for executive travel.
d.Consideration. The Company and Consultant agree that the sole consideration to Consultant for performing services hereunder will be the continued vesting of the Consultant’s stock options and restricted stock during the period in which the Consultant provides services hereunder as set forth in Exhibit A.
3.Confidentiality.
a.“Confidential Information” means all trade secrets and confidential or proprietary information (under any applicable law), whether or not in writing, concerning the Company’s business which the Company has not released to the general public. Confidential Information may include corporate, customers, business, marketing, financial, operational,
SentinelOne, Inc. Consulting Services Agreement

technological and/or personnel information. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.
b.At any time since the Engagement Date and thereafter, without the Company’s prior written permission, Consultant has not disclosed and will not disclose any Confidential Information to anyone outside of the Company, and Consultant has not used or permitted to be used, and will not use or permit to be used, any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. All Confidential Information and the tangible embodiments thereof are the exclusive property of the Company. Consultant will cooperate with the Company and use best efforts to prevent the unauthorized disclosure or use of any and all Confidential Information. Upon a request by the Company, Consultant will deliver to the Company all copies of Confidential Information in Consultant’s possession or control. Consultant understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information and agrees to be bound by the terms of such agreements.
c.Consultant shall apply such standard of care as Consultant takes with respect to its own most sensitive confidential information to the protection of all Confidential Information, but in no event any standard less than a reasonable standard of care. Consultant shall not make any copies of Confidential Information of the Company unless the same are previously approved in writing by the Company. Consultant shall reproduce any of the Company’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. If any Confidential Information is disclosed by the Consultant or its employees or agents in contravention of this Agreement, Consultant shall immediately notify the Company of such impermissible disclosure and use best efforts to mitigate the effect of such disclosure. Without limiting its other obligations herein, Consultant shall not copy, reproduce, transmit, store or communicate by any means any Confidential Information found within SentinelOne’s Solutions (as defined in the SentinelOne Terms, such Confidential Information, “Service Data”) which may become known to Consultant. Contractor shall comply in all respects with the obligations of the Company under the Company’s Privacy Policy as available at https://www.sentinelone.com/privacy-policy/ with respect to Service Data. Contractor warrants that it shall use commercially reasonable efforts to implement and maintain reasonable security measures to keep SentinelOne Data and other Confidential Information secure and protect SentinelOne Data and other Confidential Information against unauthorized or unlawful processing, accidental loss, destruction or damage. These shall include, at a minimum, reasonable security and encryption of all personal computers and other devices through which Confidential Information (including SentinelOne Data) is accessed and other security policies implemented or requested by the Company from time to time. The Company shall have the option to conduct reasonable audits of these security measures at mutually agreed-upon times.
4.Compliance with Applicable Privacy Laws. In providing the Services, Consultant shall comply with EU General Data Protection Regulation 2016/679 (“GDPR”) and any other applicable privacy laws and regulations, including without limitation, implementing commercially reasonable technical, physical and organizational measures to protect the privacy, security, confidentiality and integrity of Personal Information processed and/or stored by Consultant from unauthorized access, use, alteration or disclosure. “Personal Information” means any information provided by Company to Consultant, or otherwise obtained by Consultant and provided to Company in connection with Services, and relating to an identified or identifiable natural person, whereby an identifiable natural person is one who can be identified, directly or indirectly, by particular reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. Consultant and Company hereby agree that Company shall be deemed the data controller and Consultant shall be deemed the data processor of such Personal Information, as those terms are defined under GDPR.
5.Prior Agreements; no conflict. Consultant agrees that Consultant has not and will not, during the term of this Agreement, improperly use or disclose any proprietary information of any person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Further, Consultant acknowledges and agrees that the Company entered into this Agreement to retain Consultant to perform the Services personally and will be paid the sole compensation set forth in. Consultant will advise the Company at such time as any activity of either the Company or another business presents Consultant with a conflict of interest or the appearance of a conflict of interest. Consultant will take whatever action is requested by the Company to resolve any conflict which it finds to exist.
6.Ownership.
a.In the course of performing services for the Company since the Engagement Date, including under this Agreement, Consultant may (alone or jointly), create, conceive, or reduce to practice various materials, inventions, designs, developments, ideas, processes, techniques, know-how, trade secrets, images, and audio, written and/or visual works and other works of authorship (collectively “Work Product”). Consultant expressly acknowledges and agrees that all Work Product created and/or performed under this Agreement is and has been on a “work for hire” basis for the benefit, use and ownership of the Company, and Consultant acknowledges that Consultant has conveyed and assigned, and hereby does assign and transfer, and will assign and transfer to the maximum extent allowed by applicable law, to the
SentinelOne, Inc. Consulting Services Agreement

Company and its successors and assigns any and all rights, title and interest in all such Work Product (whether or not patentable or copyrightable) that (a) relates to the business of the Company or any customer of the Company; (b) results from tasks assigned to Consultant by the Company and/or the Services; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Company-Related Work Product”), including, without limitation, all related copyrights, trademarks, patents, applications relating to such intellectual property rights, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).
b.Unless expressly specified by the parties and expressly described in any SOW, it is assumed and expressly agreed that no pre-existing developments are included in any Company-Related Work Product, and Consultant hereby waives all claims to any rights whatsoever which Consultant may otherwise have or accrue in any Work Product and/or Company-Related Developments. To the extent expressly specified by Consultant that in the course of delivering the Service uses any pre-existing works, whether or not subject to Intellectual Property Rights, Consultant hereby grants the Company and its affiliates a perpetual, irrevocable, paid-up, royalty-free, nonexclusive, worldwide license (with the full right to sublicense directly, or indirectly through multiple tiers) to (A) copy, distribute, display, reproduce, perform, and create derivative works of, the pre-existing works (in whole or in part); and (B) use the pre-existing works, in whole or in part, for any purpose whatsoever.
c.This Agreement does not obligate Consultant to assign to the Company any work product which, in the reasonable judgment of the Company, is developed entirely on Consultant’s own time, does not relate to the Services or the Company’s business, and does not result from the use of Company resources. Further, this Agreement does not obligate Consultant to assign to Company any intellectual property rights that cannot be assigned under any applicable law.
d.Consultant represents and warrants that (i) the Services and deliverables provided hereunder shall be provided in a professional, timely, complete and workmanlike manner in accordance with specifications detailed in the applicable SOW and other SentinelOne reasonable instructions and specifications; (ii) Consultant’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations Consultant has to any third party or any other rights of any third party; and (iii) Consultant’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations Consultant has to any third party or any other rights of any third party.
e.For purposes of this Agreement, “Third Party IP” shall mean, all intangible proprietary rights and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), mask works, formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship owned by any third party. Consultant will not incorporate any Third Party IP into any Work Product without obtaining Company’s prior written consent. Upon receiving the consent described in the prior sentence, Consultant shall be responsible for payment for, and entering into, appropriate agreements concerning such third party materials so as to grant SentinelOne (i) complete, exclusive and unlimited ownership rights in all Third Party IP, as incorporated within Work Product, or (ii) a perpetual, irrevocable, paid-up, royalty-free, nonexclusive, worldwide license to use, copy, distribute, transmit, display, perform, modify, create derivative works of, license and sublicense (through multiple tiers) and assign such Third Party IP, in whole or in part, including, without limitation, the right to add to, subtract from, arrange, rearrange, revise, modify, change and adapt the Third Party IP and any part or element thereof as necessary to fully exercise all ownership rights and fully exploit the Work Product.
f.Open Source Policy. Without limiting Consultant’s obligations pursuant to Section 6.e., where applicable Consultant shall comply with Company’s Open Source Policy attached herein as Exhibit B in performing the Services and the development of any Work Product, and shall ensure that all Third Party IP included in any Work Product was developed in compliance with such Policy.
7.Enforcement of IP Rights. Consultant will cooperate fully with the Company, both during and after the term of this Agreement, with respect to the Intellectual Property Rights in Company-Related Work Product. Consultant will sign, both during and after the term of this Agreement, all applications and other documents (“IP Papers”), which the Company may deem necessary or desirable in order to protect its rights and interests. If the Company is unable, after reasonable effort, to secure Consultant’s signature on any such IP Papers, Consultant hereby irrevocably designates and appoints each current and future officer of the Company as Consultant’s agent and attorney-in-fact to execute any such papers on Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests.
SentinelOne, Inc. Consulting Services Agreement

8.Records; Reports. Consultant will keep the Company advised of progress in performing Services and maintain adequate and current records of all Deliverables and Company-Related Developments developed by Consultant since the Engagement Date and during the term of this Agreement, which records will remain the sole property of the Company at all times.
9.Publication. Without limiting any of Sections 1, 2, 5 or 6 above, at least thirty (30) days before submission of any manuscript or abstract for publication or presentation containing information or data that might contain Confidential Information or be subject to any Company Intellectual Property Rights, Consultant will submit to the Company a draft of such publication in order to enable the Company to ascertain whether the information or data contain Confidential Information or is subject to Company Intellectual Property Rights. Consultant shall cooperate with the Company, and, at the Company’s request, shall delete from the materials any information or data designated by the Company.
10.Term and Termination. This Agreement will commence on the later date indicated near the Parties’ signatures below (“Effective Date”), and will continue until November 7, 2023: provided that this Agreement shall automatically terminate in the event that a Confidential Separation and Release Agreement in the form acceptable to the Company (the “Separation Agreement”) is not delivered and non-revocable by Consultant by October 28, 2022.
The Company may, in addition to any other rights it may have at law or in equity, terminate this Agreement in writing within seven (7) days if Consultant refuses to or is unable to perform the Services as defined in Exhibit A or is in breach of any material provision of this Agreement or the Separation Agreement. It shall be a condition precedent to the Company’s right to terminate this Agreement under the immediately preceding sentence that (A) the Company shall have first given Consultant written notice stating with reasonable specificity the breach on which such termination is premised within thirty (30) days after any of the Company’s executive officers first becomes aware of such breach, and (B) if such breach is susceptible of cure or remedy, Consultant has not cured or remedied such breach within ten (10) days after receipt of such notice from the Company.
Consultant may terminate this Agreement upon thirty (30) days written notice, a notice period which the Company may waive in its sole discretion. Upon termination, (i) the Company’s obligations under this Agreement shall cease except for its obligation to pay for Services performed to Company’s satisfaction or reimburse Consultant for expenses incurred, and (ii) Consultant’s obligation to perform Services shall cease and Consultant’s remaining obligations under this Agreement, including with respect to confidentiality and intellectual property protections, shall survive.
11.Independent Contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor and shall report all compensation received by Consultant and pay all self-employment and/or other taxes thereon. Consultant also acknowledges that he will not be eligible for any employee benefits (nor does he desire any of them) and expressly waives any entitlement to such benefits, even if Consultant’s status with the Company is determined by a third party tribunal to be that of an employee. During the period that Consultant is providing services to the Company, Consultant hereby agrees that Consultant shall be subject to all of the terms and conditions set forth in the Company’s Code of Business Conduct and Ethics, as may be updated from time to time and posted to the Company’s Investor Relations website. If such a determination is made, the Parties agree that the provisions of this Agreement, particularly those relating to confidentiality and intellectual property, shall remain in full force and effect. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (A) to pay withholding taxes or similar items or (B) resulting from Consultant’s being determined not to be an independent contractor. Notwithstanding the foregoing, the Company agrees to maintain any and all indemnification agreements applicable to Consultant during the term of this agreement, provided that the Company may make immaterial amendments to such agreements that are general to all Company indemnification agreements and do not materially impact Consultant disparately from other indemnitees.
12.Limitation of Liability. [Intentionally omitted]
13.Assignment. The Contractor acknowledges and agrees that the Services to be performed under this Agreement are personal in nature and require unique expertise. Accordingly, Consultant agrees that neither this Agreement nor any right or interest hereunder may be assigned or transferred by Consultant without the prior written consent of the Company. Any attempted assignment, delegation or transfer by a third party hereto in violation hereof shall be null and void. This Agreement shall be binding on and shall inure to the benefit of the Company’s successors and assigns.
14.Miscellaneous. (i) the Parties agree that it would be impossible to measure and calculate the Company’s damages from any breach by Consultant of this Agreement, and accordingly the further agree that the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance without posting any bond or other security (and if the Company establishes a breach of this Agreement in any court of competent jurisdiction; (ii) if any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to
SentinelOne, Inc. Consulting Services Agreement

render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect (and in such event, a court of competent jurisdiction shall substitute a valid and enforceable provision which it determines most nearly effects the Parties’ intent in entering into this Agreement; (iii) this Agreement may not be amended in any respect other than by written instrument executed by the Party against whom enforcement is sought; (iv) the terms and conditions herein contained constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either Party hereto unless in a written document which expressly refers to this Agreement and which is signed by the Party to be bound thereby; (v) this Agreement shall be governed by and construed in accordance with the internal laws of the State of Massachusetts, without reference to its principles of conflict of laws, and the Parties hereby consent to personal jurisdiction of the state and federal courts situated in Boston, Massachusetts for purposes of enforcing this Agreement; (vi) any notice hereby required or permitted to be given shall be sufficiently given as of delivery if in writing and delivered in person, by facsimile transmission, electronic mail, overnight delivery service or first priority mail; (vii) no waiver of any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties, nor shall such waiver constitute a future waiver of any such term or condition, and the failure of either Party to enforce or require performance of the other Party at any time of any of the provisions of this Agreement shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter; and (viii) this agreement may be signed in one or more counterparts, electronic and facsimile signatures shall have the same legal effect as originals.
SentinelOne, Inc. Consulting Services Agreement

IN WITNESS WHEREOF, the Parties hereto have caused to be executed or executed this Consulting Services Agreement as of the Effective Date of October 7, 2022.

CONSULTANT:		SentinelOne, Inc. or any of its subsidiaries

Signature:	/s/ Nicholas Warner	Signature:	/s/ Keenan Conder
Name (Print):	Nicholas Warner	Name (Print):	Keenan Conder
Title:	Consultant	Title:	Chief Legal Officer
Address:	[***]	Address:	444 Castro St., Suite 400,
	[***]		Mountain View, CA 94041
E-mail:	[***]	E-mail:	[***]
SS Number
(or other Tax ID)	[***]
Date:	October 7, 2022	Date:	October 10, 2022
SentinelOne, Inc. Consulting Services Agreement

EXHIBIT A
SERVICES AND COMPENSATION
Name of Consultant: Nicholas Warner
Engagement Date: November 7, 2022 – November 7, 2023
SERVICES (describe)
Consultant shall respond to questions during normal business hours and provide assistance to the Company as requested from time to time (not to exceed 10 hours a week) during consulting engagement.
COMPENSATION
Consultant shall continue to vest Consultant’s outstanding stock options (including, for the avoidance of doubt, both incentive stock options (IS0s) and nonqualified stock options (NQs)) and restricted stock units (“RSUs”) granted under the Company’s 2013 Equity Incentive Plan and 2021 Equity Incentive Plan until November 7, 2023 or (to the extent earlier or later) the date of termination of Services under this Agreement.
PAYMENTS
N/A

SentinelOne, Inc. Consulting Services Agreement

EXHIBIT B
SentinelOne Open Source Policy
This document sets forth SentinelOne’s policy on the use of open source software (OSS) by employees and independent contractors performing work for SentinelOne. For purposes of this policy, we will consider OSS to be any software not developed by SentinelOne that is publicly available to all takers (e.g., on the Internet) with or without charge and typically, although not always, explicitly subject to a license. The goal of this policy and all of our decisions concerning OSS is to respect the intellectual property rights of others and protect the proprietary nature of SentinelOne’s software.
As a SentinelOne employee or independent contractor, you are, subject to compliance with all other obligations with respect to your incorporation of third party intellectual property, authorized to use open source libraries available on the Internet under the following licenses:1
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•[***]2
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•[***]
•[***]4
The use of any software under any version of [***], [***], or any other license that treats interactions with users over a network as distribution, is prohibited.
All open source software incorporated in Work Product must be expressly and clearly documented to SentinelOne.
1 If you wish to use a component which is not licensed under one of these licenses, you must obtain permission from SentinelOne.
2 Any modifications to software under [***] are to be used only within SentinelOnc. Any exceptions to the default require SentinelOne permission
3 Provided that such software is a standalone library dynamically linked against SentinelOne proprietary software. Other uses require your SentinelOne permission
4 If any files are modified, you must include a notice that the files have been changed, including the date of change.